The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion
Preliminary Pricing Supplement dated June 22, 2011

Preliminary Pricing Supplement No. 79 to Product Prospectus Supplement No. BN-1 dated June 20, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 June 22, 2011

The Royal Bank of Scotland plc (Issuer)
The Royal Bank of Scotland Group plc (Guarantor)

$ RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index

■ If a Knock-Out Event has not occurred (i.e. the Buffer Value is not reached), at maturity, you will be entitled to receive the greater of (i) a minimum payment per security of $1,250 - $1,270 and (ii) a cash payment per security that will reflect any increase in the level of the S&P 500® Index from the Initial Value to the Final Value on a one-for-one basis.
■ If a Knock-Out Event has occurred (i.e. the Buffer Value is reached), at maturity, you will be exposed to any increase or decrease in the level of the S&P 500® Index from the Initial Value to the Final Value on a one-for-one basis.  You could lose some or all of your investment if the level of the S&P 500® Index has decreased from the Initial Value to the Final Value.
■ Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.
■ 3-year term (approximately).
■ No periodic interest payments.
■ No listing on any securities exchange.
$1,000 Original Offering Price per RBS Bonus NoteTM with Contingent Buffer
Expected* dates:
Pricing Date: July 8, 2011
Settlement Date: July 13, 2011
Maturity Date: July 11, 2014
CUSIP / ISIN No.: 78009PAU5 / US78009PAU57
*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same.  See also “Clearance and Settlement” on page PS-14 of this pricing supplement.

The RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July   , 2014 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page PS-7 of this pricing supplement and beginning on page S-14 of Product Prospectus Supplement No. BN-1 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$

Underwriting discount (2)	$ 10.00	$

Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 990.00	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-18 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

(2) RBS Securities Inc. (“RBSSI”) has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.50% of the face value of securities issued by The Royal Bank of Scotland plc on the settlement date in consideration for its role in marketing the securities.  No securities will be sold by RBSSI to or through SIP America in this offering.  For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

RBS Securities Inc.
July   , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014
Summary

The RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July   , 2014 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our unsecured senior indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  The return on the securities at maturity, if any, will be based upon the performance of the S&P 500® Index (the “Underlying Equity Index”) from the Initial Value to the Final Value, and will depend on whether a Knock-Out Event has occurred.  If a Knock-Out Event has not occurred, at maturity, you will be entitled to receive the greater of (i) the Minimum Payment per Security and (ii) a cash payment per security that will reflect any increase in the level of the Underlying Equity Index from the Initial Value to the Final Value on a one-for-one basis.  If a Knock-Out Event has occurred, at maturity, you will be exposed to the full increase or decrease in the level of the Underlying Equity Index from the Initial Value to the Final Value on a one-for-one basis.  Investors will not receive any interest payments.  Investors must be willing to accept the risk of losing some or all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.
Key Terms

Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	3 years (approximately)
Underlying Equity Index:	The S&P 500® Index (Bloomberg ticker: SPX)
Initial Value:	The closing level of the Underlying Equity Index on the pricing date. The Initial Value will be determined by the Calculation Agent and set forth in the final pricing supplement.
Final Value:	The closing level of the Underlying Equity Index on the Valuation Date.
Reference Return:	Measures the percentage increase or decrease in the level of the Underlying Equity Index from the Initial Value to the Final Value, and will be equal to: Final Value – Initial Value Initial Value
Knock-Out Event:
A Knock-Out Event occurs if, on any Market Measure Business Day during the Monitoring Period, the closing level of the Underlying Equity Index is equal to or less than the Buffer Value (i.e., the closing level of the Underlying Equity Index has decreased from its Initial Value by a percentage that is equal to or greater than the Buffer Amount).

Contingent Minimum Return:
25% - 27% over the Original Offering Price per security, only if a Knock-Out Event has not occurred.  The Contingent Minimum Return represents a return over the full term of the security and not an annualized return.  The actual Contingent Minimum Return will be determined on the pricing date and set forth in the final pricing supplement.

Minimum Payment per Security:	$1,250 - $1,270 per security, only if a Knock-Out Event has not occurred. The actual Minimum Payment per Security will be determined on the pricing date and set forth in the final pricing supplement.
Buffer Amount (%):	30%
Buffer Value:	70% of the Initial Value, rounded to two decimal places. The actual Buffer Value will be determined on the pricing date and set forth in the final pricing supplement.
Monitoring Period:	The period from and excluding the pricing date to and including the Valuation Date.
Valuation Date:
July   , 2014, the third Market Measure Business Day before the Maturity Date.  If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	July , 2014. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014
Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

Examples of Payment at Maturity Calculations

Set forth below are six hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and hypothetical data:

•	the Buffer Amount of 30%;

•	the hypothetical Initial Value of 1278.36 (the closing level of the Underlying Equity Index on June 20, 2011);

•	the hypothetical Buffer Value of 894.85 (70% of the hypothetical Initial Value, rounded to two decimal places); and

•	the hypothetical Contingent Minimum Return of 26% over the Original Offering Price per security (the midpoint of the Contingent Minimum Return range of 25% to 27%).

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — A Knock-Out Event has not occurred, and the hypothetical Final Value is 1022.69 (which is 20% below the hypothetical Initial Value):

Reference Return	=	1022.69 – 1278.36	=	-20%
1278.36

Payment at Maturity (per security) will be equal to the greater of:

(a) $1,000 + ($1,000 x 26%) = $1,260; and

(b) $1,000 + ($1,000 x -20%) = $800.

Payment at Maturity (per security) = $1,260 (i.e., a 26% return).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has not occurred, the Payment at Maturity will be at least the Minimum Payment per Security.

EXAMPLE 2 — A Knock-Out Event has not occurred, and the hypothetical Final Value is 1470.11 (which is 15% above the hypothetical Initial Value):

Reference Return	=	1470.11 – 1278.36	=	15%
1278.36

Payment at Maturity (per security) will be equal to the greater of:

(a) $1,000 + ($1,000 x 26%) = $1,260; and

(b) $1,000 + ($1,000 x 15%) = $1,150.

Payment at Maturity (per security) = $1,260 (i.e., a 26% return).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has not occurred, the Payment at Maturity will be at least the Minimum Payment per Security.

EXAMPLE 3 — A Knock-Out Event has not occurred, and the hypothetical Final Value is 1661.87 (which is 30% above the hypothetical Initial Value):

Reference Return	=	1661.87 – 1278.36	=	30%
1278.36

Payment at Maturity (per security) will be equal to the greater of:

(a) $1,000 + ($1,000 x 26%) = $1,260; and

(b) $1,000 + ($1,000 x 30%) = $1,300.

Payment at Maturity (per security) = $1,300 (i.e., a 30% return).

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

EXAMPLE 4 — A Knock-Out Event has occurred, and the hypothetical Final Value is 1022.69 (which is 20% below the hypothetical Initial Value):

Reference Return	=	1022.69 – 1278.36	=	-20%
1278.36

Payment at Maturity (per security) will be equal to:

$1,000 + ($1,000 x -20%) = $800 (i.e., a 20% loss).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has occurred, and the Final Value is less than the Initial Value, your investment will be fully exposed to any decline in the level of the Underlying Equity Index and you will lose some or all of your investment.

EXAMPLE 5 — A Knock-Out Event has occurred, and the hypothetical Final Value is 1470.11 (which is 15% above the hypothetical Initial Value):

Reference Return	=	1470.11 – 1278.36	=	15%
1278.36

Payment at Maturity (per security) will be equal to:

$1,000 + ($1,000 x 15%) = $1,150 (i.e., a 15% return).

If a Knock-Out Event (as defined on page PS-2 of this pricing supplement) has occurred, and the Final Value is greater than the Initial Value, you will be entitled to receive a cash payment per security that will reflect any increase in the level of the Underlying Equity Index from the Initial Value to the Final Value on a one-for-one basis.

You will not be entitled to receive the Minimum Payment per Security if a Knock-Out Event has occurred.

EXAMPLE 6 —A Knock-Out Event has occurred, and the hypothetical Final Value is 1661.87 (which is 30% above the hypothetical Initial Value):

Reference Return	=	1661.87 – 1278.36	=	30%
1278.36

Payment at Maturity (per security) will be equal to:

$1,000 + ($1,000 x 30%) = $1,300 (i.e., a 30% return).

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Equity Index from +60% to -60%.  Because the Underlying Equity Index is a price return index, the hypothetical Final Values presented below will not include any income generated by dividends paid on the stocks included in the Underlying Equity Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The graph and chart reflect the Buffer Amount of  30%, the hypothetical Initial Value of 1278.36 (the closing level of the Underlying Equity Index on June 20, 2011), the hypothetical Buffer Value of 894.85 (70% of the hypothetical Initial Value, rounded to two decimal places), the hypothetical Contingent Minimum Return of 26% (the midpoint of the Contingent Minimum Return range of 25% to 27%), and the hypothetical Minimum Payment per Security  of $1,260 (the midpoint of the Minimum Payment per Security range of $1,250 to $1,270).  The actual Initial Value, Buffer Value, Contingent Minimum Return and Minimum Payment per Security will be determined on the pricing date and set forth in the final pricing supplement.  The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Final Value relative to the Initial Value, and on whether a Knock-Out Event has occurred.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity.  The green line reflects the hypothetical returns on the securities if a Knock-Out Event has not occurred.  The gray line reflects the hypothetical returns on the securities if a Knock-Out Event has occurred, as well as the returns on a hypothetical direct investment in the stocks included in the Underlying Equity Index, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY

Underlying Equity Index		Return on the Securities		Payment at Maturity per Security
Final Value	Reference Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
2045.38	60%	60%	60%	$1,600	$1,600
1917.54	50%	50%	50%	$1,500	$1,500
1789.70	40%	40%	40%	$1,400	$1,400
1661.87	30%	30%	30%	$1,300	$1,300
1610.73	26%	26%	26%	$1,260	$1,260
1534.03	20%	26%	20%	$1,260	$1,200
1470.11	15%	26%	15%	$1,260	$1,150
1406.20	10%	26%	10%	$1,260	$1,100
1342.28	5%	26%	5%	$1,260	$1,050
1278.36	0%	26%	0%	$1,260	$1,000
1214.44	-5%	26%	-5%	$1,260	$950
1150.52	-10%	26%	-10%	$1,260	$900
1086.61	-15%	26%	-15%	$1,260	$850
1022.69	-20%	26%	-20%	$1,260	$800
894.85	-30%	N/A	-30%	N/A	$700
767.02	-40%	N/A	-40%	N/A	$600
639.18	-50%	N/A	-50%	N/A	$500
511.34	-60%	N/A	-60%	N/A	$400

(1)	The closing level of the Underlying Equity Index is greater than the Buffer Value on each Market Measure Business Day during the Monitoring Period.
(2)	The closing level of the Underlying Equity Index is equal to or less than the Buffer Value on at least one Market Measure Business Day during the Monitoring Period.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014
Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-14 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no principal protection; you may lose some or all of your investment in the securities.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•
The Payment at Maturity will depend on the Minimum Payment per Security, whether a Knock-Out Event has occurred and the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The benefit provided by the contingent buffer may terminate during the term of the securities, in which case you will be fully exposed to any decrease in the level of the Underlying Equity Index.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

•	An increase in the level of the Underlying Equity Index may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the level of the Underlying Equity Index and therefore the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are unclear.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Index or in the securities that comprise the Underlying Equity Index.

•	Adjustments to the Underlying Equity Index could adversely affect the securities.

•	We may engage in business with or involving one or more of the issuers of the securities comprising the Underlying Equity Index without regard to your interests.

•	We do not control any issuer whose securities comprise the Underlying Equity Index and we are not responsible for any of their disclosure.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014
Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the level of the Underlying Equity Index will remain unchanged or will increase moderately from the Initial Value to the Final Value.

•	You accept that your investment may result in a loss, which could be significant, if a Knock-Out Event has occurred and the Final Value of the Underlying Equity Index is less than the Initial Value.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You seek exposure to the fluctuations in the level of the Underlying Equity Index with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Index.

•
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the fluctuations in the level of the Underlying Equity Index.

•	You seek full principal protection or preservation of capital invested.

•	You believe that the level of the Underlying Equity Index will decrease from the Initial Value.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014
The Underlying Equity Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services, LLC (“S&P”).  We make no representation or warranty as to the accuracy or completeness of such information.  The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P.  S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Index.

The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock.  As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted.  S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation.  Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.  Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90.  On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80). The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941–43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor.  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index.  The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing level of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes
Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor
New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement

S&P has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the securities.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services, LLC.  S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to us or the securities.  S&P has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P AND ITS AFFILIATES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s”, “S&P”, “S&P 500”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s and have been licensed for use by us.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

HISTORICAL INFORMATION

The following chart sets forth the daily historical performance of the S&P 500® Index in the period from June 20, 2006 through June 20, 2011.  The closing level of the S&P 500® Index on June 20, 2011 was 1278.36.  We obtained the closing levels below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical values for the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the value of the securities will be.  Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the securities.  You cannot predict the future performance of the securities or the S&P 500® Index based on the historical performance of the S&P 500® Index.  Neither we nor RBSG can guarantee that the value of the S&P 500® Index will increase.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014
Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment:

•	you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange; and

•	your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.  In addition, RBSSI has entered into an agreement with SIP America LLC (“SIP America”), a registered broker-dealer and FINRA member, under which RBSSI will pay SIP America a fee in an amount equal to 0.50% of the face value of securities issued by RBS on the settlement date in consideration for its role in marketing the securities.  No securities will be sold by RBSSI to or through SIP America in this offering.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

To the extent the total aggregate amount of the securities being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, which may constitute up to 15% of the total aggregate amount of the securities, and to hold such securities initially for its own investment purposes.  See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated June 20, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. BN-1 dated June 20, 2011: http://www.sec.gov/Archives/edgar/data/729153/000095010311002395/dp23152_424b5.htm

•	Prospectus dated May 18, 2010: http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Bonus NotesTM with Contingent Buffer Linked to the S&P 500® Index due July , 2014

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.